                                                Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-112367

   PRICING SUPPLEMENT TO THE PROSPECTUS SUPPLEMENT NO. 373 DATED FEBRUARY 6,
                                2004 -- NO. 403

[GOLDMAN SACHS LOGO]
                         THE GOLDMAN SACHS GROUP, INC.
                          Medium-Term Notes, Series B
                           -------------------------
                                  $19,000,000
                      0% Exchangeable Notes due June 2009
          (Exchangeable for Common Stock of Merrill Lynch & Co., Inc.)

                           -------------------------

     This pricing supplement and the accompanying prospectus supplement no. 373, relating to the exchangeable notes, should be read together. Because the exchangeable notes are part of a series of our debt securities called Medium-Term Notes, Series B, this pricing supplement and the accompanying prospectus supplement no. 373 should also be read with the accompanying prospectus dated February 6, 2004, as supplemented by the accompanying prospectus supplement dated February 6, 2004. Terms used here have the meanings given them in the accompanying prospectus supplement no. 373, unless the context requires otherwise.

     The exchangeable notes offered by this pricing supplement, which we call the "notes" or the "offered notes", have the terms described in the accompanying prospectus supplement no. 373, as supplemented or modified by the following:

ISSUER: The Goldman Sachs Group, Inc.

FACE AMOUNT: $19,000,000 in the aggregate for all the offered notes

ORIGINAL ISSUE PRICE: 100% of the face amount

NET PROCEEDS TO THE ISSUER: 99.65% of the face amount

TRADE DATE: June 4, 2004

SETTLEMENT DATE (ORIGINAL ISSUE DATE): June 11, 2004

STATED MATURITY DATE: June 11, 2009, unless extended for up to six business days

INTEREST RATE (COUPON): 0%; the note will not bear interest prior to maturity

INDEX STOCK AND INDEX STOCK ISSUER: common stock of Merrill Lynch & Co., Inc.

PRINCIPAL AMOUNT: on the stated maturity date, we will pay the holder of an offered note cash equal to 100% of the outstanding face amount of the note, unless the holder exercises the exchange right, we exercise the call right or an automatic exchange occurs

EXCHANGE RATE: 15.5059 shares of index stock for each $1,000 of outstanding face amount exchanged, subject to anti-dilution adjustment. Upon any voluntary or automatic exchange, we may, in our sole discretion, elect to pay the cash value of the index stock we would otherwise be obligated to deliver, as described in the accompanying prospectus supplement no. 373

EARLIEST CALL DATE; REDEMPTION PRICE: we may, in our sole discretion, redeem the offered notes at any time after June 11, 2007, at a redemption price equal to 100% of the outstanding face amount. If we call the offered notes, we will give notice to the holders not less than 5 nor more than 15 business days before the call date

REFERENCE PRICE OF INDEX STOCK: $56.696 per share

CUSIP NO.: 38143UAM3

     Your investment in the notes involves certain risks. We encourage you to read "Additional Risk Factors Specific to Your Note" on page S-3 of the accompanying prospectus supplement no. 373 so that you may better understand those risks.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

     Goldman Sachs may use this pricing supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in an offered note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PRICING SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                              GOLDMAN, SACHS & CO.
                             ----------------------
                     Pricing Supplement dated June 4, 2004.

EXPIRATION OF EXCHANGE
RIGHT: If a holder wishes to exercise the exchange right, the required deliveries described in the accompanying prospectus supplement no. 373 under "General Terms of the Exchangeable
                                Notes -- Holder's Exchange Right -- Exercise
                                Requirements" must be made no later than 11:00 A.M., New York City time, on the business day before the determination date or any call notice date, whichever is earlier.

NO LISTING:                     The offered notes will not be listed on any
                                securities exchange or interdealer market quotation system.

ADDITIONAL TERMS SPECIFIC
TO YOUR NOTE:                   CHANGES IN REGULAR QUARTERLY DIVIDENDS

                                In addition to the anti-dilution adjustments to the exchange rate described under "Anti-dilution Adjustments" on pages S-16 through S-21 in the accompanying prospectus supplement no. 373, we will also adjust the exchange rate for increased and decreased regular quarterly dividends in respect of the first twenty quarters after the date of this pricing supplement, as described below. A regular quarterly dividend that is paid in cash with respect to the index stock will be deemed to be an increased quarterly dividend if its per-share value exceeds the applicable dividend reference amount for that quarter, and will be deemed to be a decreased quarterly dividend if its per-share value falls below the applicable dividend reference amount for that quarter. For the avoidance of doubt, a failure of the index stock issuer to declare or make a quarterly dividend payment on the index stock (as determined by the calculation agent in its sole discretion) will be deemed to be a decreased quarterly dividend. In general, we will adjust the exchange rate for your note upward in the event of an increased quarterly dividend and downward in the event of a decreased quarterly dividend, as described below. The exchange rate will not be adjusted, however, unless the ex-dividend date occurs after June 4, 2004, and on or before the relevant exchange notice date. However, in the event the exchange rate is adjusted because of a failure by the index stock issuer to declare or make a quarterly dividend payment, the effective date for adjusting the exchange rate will be the first business day immediately following the regular quarterly ex-dividend dates specified below, as applicable, ending on June 11, 2009. In addition, the exchange rate will not be adjusted as described below in respect of any dividend that is not a regular quarterly dividend paid in cash.

                                The dividend reference amounts for the regular quarterly dividends paid in respect of the following quarters will be as follows:

                                                                                           DIVIDEND
                                                                            EX-DIVIDEND    REFERENCE
                                                                               DATE         AMOUNT
                                                                            -----------    ---------
                                          2004
                                            Quarter ending September 30...  August 2         0.16
                                            Quarter ending December 31....  November 1       0.16
                                          2005
                                            Quarter ending March 31.......  February 3       0.23
                                            Quarter ending June 30........  May 3            0.23
                                            Quarter ending September 30...  August 2         0.23
                                            Quarter ending December 31....  November 1       0.23
                                          2006
                                            Quarter ending March 31.......  February 3       0.25
                                            Quarter ending June 30........  May 3            0.25
                                            Quarter ending September 30...  August 2         0.25
                                            Quarter ending December 31....  November 1       0.25
                                          2007
                                            Quarter ending March 31.......  February 2       0.27
                                            Quarter ending June 30........  May 3            0.27
                                            Quarter ending September 30...  August 2         0.27
                                            Quarter ending December 31....  November 1       0.27
                                          2008
                                            Quarter ending March 31.......  February 1       0.27
                                            Quarter ending June 30........  May 2            0.27
                                            Quarter ending September 30...  August 1         0.27
                                            Quarter ending December 31....  October 31       0.27
                                          2009
                                            Quarter ending March 31.......  February 2       0.27
                                            Quarter ending June 30........  May 4            0.27

                                If an increased or decreased quarterly dividend occurs in respect of one of the quarters listed in the table above, the calculation agent will adjust the exchange rate to equal the product of
                                (1) the prior exchange rate (as adjusted as a result of any previous anti-dilution events and increased or decreased regular quarterly dividends) times (2) a fraction, the numerator of which is the closing price of the index stock on the business day before the ex-dividend date and the denominator of which is an amount equal to that closing price minus the increased dividend amount or plus the decreased dividend amount, as applicable. The increased dividend amount equals the per-share amount of the increased quarterly dividend minus the applicable dividend reference amount for that quarter, and the decreased dividend amount equals the applicable dividend reference amount for that quarter minus the per-share amount of the decreased quarterly dividend. If the exchange rate is adjusted as described under "Anti-dilution Adjustments" on pages S-16 through S-21 in the accompanying prospectus supplement no. 373, the calculation agent will adjust the dividend reference amount to the extent (if any) it determines is appropriate to reflect the events giving rise to those other adjustments. For example, if the index stock is subject to a 1-for-2 reverse stock split, then the calculation agent will double the dividend reference amount, and if the index stock is subject to a 2-for-1 stock split, then the calculation agent will reduce the dividend reference amount by half. In addition, the calculation agent may adjust the dividend reference amount and/or the frequency of adjustments to the exchange rate in connection with decreased or increased dividends as it deems necessary to obtain an equitable result in case the index stock issuer changes the frequency of dividend payments. For example, if the index stock issuer declares regular dividends on a semi-annual basis in the future, the calculation agent will (1) make any adjustment on a semi-annual instead of a quarterly basis for any period in which the dividend frequency is so changed, and (2) use the sum of the two dividend reference amounts relating to that semi-annual period listed in the table above as the new dividend reference amount.

                                A distribution on the index stock that is both an extraordinary dividend (as defined in the accompanying prospectus supplement no. 373) and also an increased or decreased regular quarterly dividend will result in an adjustment to the exchange rate only as described under "-- Other Dividends and Distributions" on page S-18 in the accompanying prospectus supplement no. 373 and not as described here.

                                The following table shows the index stock issuer's dividend payments for the four calendar quarters in 2002 and 2003 and for the two calendar quarters in 2004, through June 4, 2004:

                                                                                         DIVIDEND PAID
                                                                                         -------------
                                          2002
                                            Quarter ended March 31.....................      0.16
                                            Quarter ended June 30......................      0.16
                                            Quarter ended September 30.................      0.16
                                            Quarter ended December 31..................      0.16
                                          2003
                                            Quarter ended March 31.....................      0.16
                                            Quarter ended June 30......................      0.16
                                            Quarter ended September 30.................      0.16
                                            Quarter ended December 31..................      0.16
                                          2004
                                            Quarter ended March 31.....................      0.16
                                            Quarter ending June 30 (through June 4,
                                               2004)...................................      0.16

                                We obtained the dividend payment information shown above from Bloomberg Financial Services, without independent verification. It is impossible to predict whether dividend payments on the index stock will rise or fall during the life of your note or whether the index stock issuer will continue to pay dividends at all, and you should not view past dividend payments as an indication of the dividend payments the index stock issuer may make in the future. Thus, there is no assurance as to whether any quarterly dividend will be greater than or less than the relevant dividend reference amount or, therefore, whether the exchange rate will be adjusted upward or downward or at all. Moreover, a dividend payment can result in an increase or decline of the market value of the index stock and thus of your note, irrespective of any adjustment to the exchange rate. Therefore, it is impossible to predict whether any dividend paid will result in an increase or a reduction in the amount you will receive at maturity (or upon exercise of our call right or your exchange right). We have no knowledge about whether the index stock issuer will pay dividends or, if so, the amounts, and whether it does is in its sole discretion and beyond our control.

                                You will have no right to receive any dividend that is paid on the index stock. Dividend payments may adversely affect the market value of the index stock, and thus of your note, and there is no assurance that any adjustment of the exchange rate that might be made will compensate you for any decline in value.

                                The calculation agent will make all
                                determinations with respect to adjustments, including whether an increased or decreased regular quarterly dividend has been paid in respect of any quarter and, if so, the nature and amount of any exchange rate adjustment that may be made in respect of that dividend, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder. In addition, the calculation agent may, in its sole discretion, modify these adjustments as necessary to ensure an equitable result.

MERRILL LYNCH & CO., INC.:      According to its publicly available documents,
                                Merrill Lynch & Co., Inc., a Delaware
                                corporation formed in 1973, is a holding company that, through its subsidiaries and affiliates, provides broker-dealer, investment banking, financing, wealth management, advisory, asset management, insurance, lending and related products and services on a global basis.
                                Information filed with the SEC by Merrill Lynch
                                & Co., Inc. under the Exchange Act can be located by referencing its SEC file number:
                                001-07182.

HISTORICAL TRADING PRICE
  INFORMATION:                  The index stock is traded on the New York Stock
                                Exchange under the symbol "MER". The following table shows the quarterly high and low trading prices and the quarterly closing prices for the index stock on the New York Stock Exchange for the four calendar quarters in each of 2002 and 2003 and for the two calendar quarters in 2004, through June 4, 2004. We obtained the trading price information shown below from Bloomberg
                                Financial Services, without independent
                                verification.

                                The actual performance of the index stock over the life of the offered notes may bear little relation to the historical trading prices of the index stock shown below.

                                                                                       HIGH      LOW     CLOSE
                                                                                       ----      ---     -----
                                          2002
                                            Quarter ended March 31...................  59.32    44.15    55.38
                                            Quarter ended June 30....................  55.2     36.78    40.5
                                            Quarter ended September 30...............  40.66    31       32.95
                                            Quarter ended December 31................  44.9     28.21    37.95
                                          2003
                                            Quarter ended March 31...................  43.75    30.76    35.4
                                            Quarter ended June 30....................  49.2     35.3     46.68
                                            Quarter ended September 30...............  57.5     45.84    53.53
                                            Quarter ended December 31................  60.47    53.85    58.65
                                          2004
                                            Quarter ended March 31...................  64.85    56.97    59.56
                                            Quarter ending June 30 (through June 4,
                                              2004)..................................  60.7     51.35    56.54
                                            Closing Price on June 4, 2004............                    56.54

                                As indicated above, the market price of the index stock has been highly volatile during recent periods. It is impossible to predict whether the price of the index stock will rise or fall, and you should not view the historical prices of the index stock as an indication of future performance. See "Additional Risk Factors Specific to Your Note -- The Market Price of Your Note May Be Influenced by Many Unpredictable Factors" in the accompanying prospectus supplement no. 373.

HYPOTHETICAL RETURNS TABLE:     In the table below, we compare the total pretax
                                return on owning the index stock to the total pretax return on owning your note, in each case during the period from the trade date to the stated maturity date. The information in the table is based on hypothetical market values for the index stock and your note at the end of this period, and on the key terms and assumptions stated in the box below.

                                The index stock has been highly volatile in the past and its performance cannot be predicted for any future period. The actual performance of the index stock over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical trading prices of the index stock shown above or to the hypothetical return examples shown below.

                                                              KEY TERMS AND ASSUMPTIONS
                                          Original issue price, expressed as a
                                            percentage of the face amount...............               100%
                                          Exchange rate.................................     15.5059 shares
                                          Reference price of index stock................  $56.696 per share
                                          Annual index stock dividend yield, expressed
                                            as a percentage of the reference price of
                                            the index stock (assumed)...................              1.11%
                                          Automatic exchange in full on the stated
                                            maturity date -- i.e., no prior redemption
                                            or voluntary exchange (assumed)
                                          No anti-dilution adjustments to exchange rate
                                            (assumed)
                                          No market disruption event occurs (assumed)

                                We calculate the total pretax return on your note based on the exchange rate of 15.5059 shares of the index stock for each $1,000 of the outstanding face amount of your note.

                                The closing price of the index stock must be, on the determination date, more than $64.4917 per share in order for the holder of a note to receive stock or cash having a value in excess of the principal amount (100% of the outstanding face amount) on the stated maturity date. This closing price is substantially higher than the reference price of $56.696 per share.

                                The following table assumes that dividends will be paid on the index stock, at the annual index stock dividend yield shown in the box above, from the trade date to the stated maturity date. We do not know, however, whether or to what extent the issuer of the index stock will pay dividends in the future. These are matters that will be determined by the issuer of the index stock and not by us. Consequently, the amount of dividends actually paid on the index stock by its issuer, and, therefore, the rate of pretax return on the index stock during the life of the offered notes, may differ substantially from the information reflected in the table below.

                                                             INDEX STOCK                                YOUR NOTE
                                          -------------------------------------------------   ------------------------------
                                                              HYPOTHETICAL                     HYPOTHETICAL
                                            HYPOTHETICAL    CLOSING PRICE ON                  MARKET VALUE ON
                                          CLOSING PRICE ON  STATED MATURITY    HYPOTHETICAL   STATED MATURITY   HYPOTHETICAL
                                          STATED MATURITY     DATE AS % OF     PRETAX TOTAL    DATE AS % OF     PRETAX TOTAL
                                                DATE        REFERENCE PRICE       RETURN        FACE AMOUNT        RETURN
                                          ----------------  ----------------   ------------   ---------------   ------------
                                          $  0.00.........            0%          -94.4%           100.0%            0.0%
                                          $ 28.35.........           50%          -44.4%           100.0%            0.0%
                                          $ 34.02.........           60%          -34.4%           100.0%            0.0%
                                          $ 39.69.........           70%          -24.4%           100.0%            0.0%
                                          $ 45.36.........           80%          -14.4%           100.0%            0.0%
                                          $ 51.03.........           90%           -4.4%           100.0%            0.0%
                                          $ 56.70.........          100%            5.6%           100.0%            0.0%
                                          $ 62.37.........          110%           15.7%           100.0%            0.0%
                                          $ 64.49.........       113.75%           19.4%           100.0%            0.0%
                                          $ 68.04.........          120%           25.7%           105.5%            5.5%
                                          $ 73.70.........          130%           35.7%           114.3%           14.3%
                                          $ 79.37.........          140%           45.7%           123.1%           23.1%
                                          $ 85.04.........          150%           55.7%           131.9%           31.9%
                                          $ 90.71.........          160%           65.7%           140.7%           40.7%
                                          $ 96.38.........          170%           75.7%           149.5%           49.5%
                                          $102.05.........          180%           85.7%           158.2%           58.2%
                                          $107.72.........          190%           95.7%           167.0%           67.0%
                                          $113.39.........          200%          105.7%           175.8%           75.8%

                                The hypothetical pretax total return on the index stock represents the difference between
                                (a) the hypothetical closing price of one share of index stock on the stated maturity date plus the dividends that would be paid on one share of the index stock at the assumed dividend yield rate during the period from the trade date to the stated maturity date, without reinvestment of those dividends, and (b) the reference price of the index stock. This difference is expressed as a percentage of the reference price.

                                The hypothetical pretax total return on your note represents the difference between (a) the hypothetical market value of your note on the stated maturity date and (b) the original issue price of your note. This difference is expressed as a percentage of the original issue price of your note.

                                We have assumed that the market value of your note on the stated maturity date will equal the greater of the principal amount (100% of outstanding face amount) of your note and the cash value (based on the hypothetical closing prices shown above) of the index stock that we would be obligated to deliver on that date in an automatic exchange of your note. There will be no automatic exchange on the stated maturity date, however, unless that cash value exceeds the outstanding principal amount of your note. Therefore, we have assumed that, unless that cash value exceeds the outstanding principal amount of your note, the market value of your note on the stated maturity date will equal the principal amount.

                                We have also assumed that the closing price of the index stock will be the same on the determination date and the stated maturity date. Because the amount of stock that we will deliver on your note on the stated maturity date will depend on the closing price of the index stock on the determination date, changes in the closing price between the determination date and the stated maturity date could cause the pretax returns on your note to be substantially different from those reflected in the table above.

                                The actual market value of your note on the stated maturity date or at any other time, including any time you may wish to sell your note, may bear little or no relation to the hypothetical values shown above, and those values should not be viewed as an indication of the financial return on an investment in the offered notes or on an investment in the index stock. The pretax rates of return shown above are entirely hypothetical; they are based on market values that may not be achieved on the relevant date and on assumptions that may prove to be erroneous and do not take into account the effects of any applicable taxes. Please read "Additional Risk Factors Specific to Your Note" and "Hypothetical Returns on Your Note" in the accompanying prospectus supplement no. 373.

                                Payments on this note may be economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the note may be economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond and an option, in each case, bought by the holder (with an implicit option premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the note or the United States income tax treatment of the note as described under "Supplemental Discussion of Federal Income Tax Consequences" in the accompanying prospectus supplement no. 373.

HEDGING: In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of the index stock on the trade date. For a description of how our hedging and other trading activities may affect the value of your note, see "Additional Risk Factors Specific to Your Note -- Our Business Activities May Create Conflicts of Interest Between You and Us" and "Use of Proceeds and Hedging" in the accompanying prospectus supplement no. 373.

                               NOTICE OF EXCHANGE

                                                                   Dated:
The Bank of New York
Corporate Trust Administration
101 Barclay Street, 21W
New York, New York 10286
Attn: Caroline Hyunji
      Lee                (212-815-4991)
      Hector Herrera     (212-815-4293)
      Fax:               (212-815-5802)

with a copy to:

Goldman, Sachs & Co.
85 Broad Street
Options and Derivatives Operations
New York, New York 10004
Attn: Sharon Seibold     (212-902-7921)
      Stephen Barnitz    (212-357-4217)
      Fax:               (212-902-7993)

     Re: 0% Exchangeable Notes due June 2009, issued by The Goldman Sachs Group,
         Inc. (Exchangeable for Common Stock of Merrill Lynch & Co., Inc.)

Dear Sirs:

     The undersigned is, or is acting on behalf of, the beneficial owner of a portion of one of the notes specified above, which portion has an outstanding face amount equal to or greater than the amount set forth at the end of this notice of exchange. The undersigned hereby irrevocably elects to exercise the exchange right described in the pricing supplement no. 403, dated June 4, 2004, to the prospectus supplement no. 373, dated February 6, 2004, with respect to the outstanding face amount of the note set forth at the end of this notice of exchange. The exercise is to be effective on the business day on which the trustee has received this notice of exchange, together with all other items required to be delivered on exercise, and the calculation agent has received a copy of this notice of exchange, unless all required items have not been received by 11:00 A.M., New York City time, on that business day, in which case the exercise will be effective as of the next business day. We understand, however, that the effective date in all cases must be no later than the earlier of (i) the business day before the determination date and (ii) any call notice date. The effective date will be the exchange notice date.

     If the note to be exchanged is in global form, the undersigned is delivering this notice of exchange to the trustee and to the calculation agent, in each case by facsimile transmission to the relevant number stated above, or such other number as the trustee or calculation agent may have designated for this purpose to the holder. In addition, the beneficial interest in the face amount indicated below is being transferred on the books of the depositary to an account of the trustee at the depositary.

     If the note to be exchanged is not in global form, the undersigned or the beneficial owner is the holder of the note and is delivering this notice of exchange to the trustee and to the calculation agent by facsimile transmission as described above. In addition, the certificate representing the note and any payment required in respect of accrued interest are being delivered to the trustee.

     If the undersigned is not the beneficial owner of the note to be exchanged, the undersigned hereby represents that it has been duly authorized by the beneficial owner to act on behalf of the beneficial owner.

     Terms used and not defined in this notice have the meanings given to them in the pricing supplement no. 403, dated June 4, 2004, and the prospectus supplement no. 373, dated February 6, 2004. The exchange of the note will be governed by the terms of the note.

     The calculation agent should internally acknowledge receipt of the copy of this notice of exchange, in the place provided below, on the business day of receipt, noting the date and time of receipt. The consideration to be delivered or paid in the requested exchange should be made on the fifth business day after the exchange notice date in accordance with the terms of the note.

     Face amount of note to be exchanged:

$
--------------------------------------
(must be a multiple of $1,000)

                                          Very truly yours,

                                          --------------------------------------
                                          (Name of beneficial owner or person
                                          authorized to act on its behalf)

                                          --------------------------------------
                                          (Title)

                                          --------------------------------------
                                          (Telephone No.)

                                          --------------------------------------
                                          (Fax No.)

                                          --------------------------------------
                                          (DTC participant account number for
                                          delivery of index stock, if any)

FOR INTERNAL USE ONLY:

Receipt of the above notice of
exchange
is hereby acknowledged:

GOLDMAN, SACHS & CO., as calculation
agent

By:
--------------------------------------
    (Title)

Date and time of receipt:

--------------------------------------
(Date)

--------------------------------------
(Time)